EXHIBIT 10.8 - Expert Opinion, Hue-Teh Shih, MD, Electrocardiologist


On the Letterhead of the Center for Cardiac Arrhythmias, Hue-The Shih MD, MPH. FACC. FAHA



August 04, 2008
Chris Hymel
President
Signal Advance, Inc.
P.O. Box 700
Manvel, TX 77578

Dear Mr. Hymel:

It is my pleasure to collaborate with you in the Phase II of your SBIR proposal "Application of Signal Advance Amplification to Electro-
Cardiology".

I have been involved in cardiac arrhythmia research for the last 23 years, both in academia and in private practice. I have been principal investigator in several clinical trials on pacing and defibrillation devices. I have always maintained a strong interest in signal processing and the control of electrical activities, as they are very important in the accurate detection and interpretation of cardiac electrograms and optimal treatment of cardiac arrhythmias.

Conventionally, the detection of electrical events of the excitable tissues/ organs, such as the heart and the brain, occurs with a latency after the events start. Intervention of the events can only he performed at a much later time. The Signal Advance technology has the potential of early detection of these events that may lead to early intervention to abort or even prevent an episode of cardiac arrhythmia or epilepsy. This can revolutionalize the non-pharmacological treatment of cardiac arrhythmias and epilepsy.

With great enthusiasm, I look forward to the opportunity to help in developing Signal Advance technology into a clinically applicable tool in the field of cardiac electrophysiology.

Sincerely,

/s/ Hue-The Shih

Hue Teh Shih, M.D., M.P.H.